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                                                                    EXHIBIT 3.1

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                               E-CENTIVES, INC.
                        -----------------------------

                        Pursuant to Section 245 of the
                           General Corporation Law
                           of the State of Delaware

                  E-CENTIVES, INC., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

                  1. The Corporation was originally incorporated under the name "Imaginex, Inc. " The present name of the Corporation is "e-centives, Inc. "

                  2. The Certificate of Incorporation (as amended, the "CERTIFICATE OF INCORPORATION") of the Corporation was filed in the office of the Secretary of State of the State of Delaware on August 2, 1996.

                  3. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:


ARTICLE 1.        NAME

                  The name of this Corporation is e-centives, Inc.


ARTICLE 2.        REGISTERED OFFICE AND AGENT

                  The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, Centre Road, in the City of Wilmington, County of New Castle 19801. The registered agent of the Corporation at such address shall be Corporation Trust Company.


ARTICLE 3.        PURPOSE AND POWERS

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DELAWARE GENERAL CORPORATION LAW"). The

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Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.


ARTICLE 4.        CAPITAL STOCK


         4.1.     AUTHORIZED SHARES

                  The total number of shares of all classes of stock that the Corporation shall have the authority to issue is thirty-five Million (35,000,000), of which twenty-five million (25,000,000) of such shares shall be Common Stock, having a par value of $.01 per share ("COMMON STOCK"), and ten million (10,000,000) of such shares shall be Preferred Stock, having a par value of $.01 per share ("PREFERRED STOCK").


         4.2.     COMMON STOCK

                  4.2.1.   RELATIVE RIGHTS

                           The Common Stock shall be subject to all of the
rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish each series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

                  4.2.2.   DIVIDENDS

                           Whenever there shall have been paid, or declared
and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation (the "BOARD").

                  4.2.3.   DISSOLUTION, LIQUIDATION, WINDING UP

                           In the event of any dissolution, liquidation or
winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the


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event of dissolution, liquidation or winding up the full preferential amounts
(if any) to which they are entitled.

                  4.2.4.   VOTING RIGHTS

                           Each holder of shares of Common Stock shall be
entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.


         4.3.     PREFERRED STOCK

                  The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.


         4.4.     SPECIAL MEETINGS

                  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called (a) by the Board on its own behalf or one or more officers of the Corporation as provided in the bylaws or (b) by stockholders of the Corporation upon the written request of the holders of at least 40% of the securities of the Corporation outstanding and entitled to vote generally in the election of directors.


ARTICLE 5.        BOARD OF DIRECTORS


         5.1.     NUMBER; ELECTION

                  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

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                  Except as otherwise provided by statute, this Restated
Certificate of Incorporation or the Bylaws of the Corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.


         5.2.     MANAGEMENT OF BUSINESS AND AFFAIRS OF THE CORPORATION

                  The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board.


         5.3.     LIMITATION OF LIABILITY

                  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.


ARTICLE 6.        COMPROMISE OR ARRANGEMENTS

                  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of

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creditors, and/or of the stockholders or class of stockholders of the
Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


ARTICLE 7.        AMENDMENT OF BYLAWS

                  In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.


ARTICLE 8. RESERVATION OF RIGHT TO AMEND THIS RESTATED CERTIFICATE OF INCORPORATION

                  The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this ARTICLE 8.

                                   * * * *

                  4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and was duly adopted by vote of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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                  IN WITNESS WHEREOF, the undersigned hereby certifies that
the facts hereinabove stated are truly set forth, and accordingly executes this Restated Certificate of Incorporation this 11th day of October, 2000.


                                          E-CENTIVES, INC.

                                          By:
                                             -----------------------------
                                          Kamran Amjadi
                                          Chief Executive Officer



ATTEST:



-------------------------------
Mehrdad Akhavan
President and Secretary



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